Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Phillip G. Creek
M/I Homes, Inc.
Senior Vice President, Chief Financial Officer
(614) 418-8011

M/I Homes Reports New Orders and Updates Outlook

Columbus, Ohio (September 14, 2005) - M/I Homes, Inc. (NYSE:MHO) announced new contracts for July and August. New contracts increased 23% to 744, from 605 during the prior year period. Management anticipates its third quarter closings will be approximately 1,100, down slightly from 2004’s third quarter closings. In addition, management currently estimates homes delivered of approximately 4,450 in 2005 compared with a record 4,303 in 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We continue to experience permitting, construction and utility delays primarily in our Florida markets. Despite these delays, we continue to believe that 2005 will be our tenth consecutive record year and re-confirm our previous earnings guidance of $6.75 to $6.95 per diluted share. Diluted earnings per share was a record $6.35 in 2004. In addition, we estimate that in 2006 the Company will deliver over 5,000 homes and produce record diluted earnings exceeding $7.65 per share.”

The Company has announced this information in preparation for certain meetings that will be held later this week.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.